EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   CADIZ INC.

                    Adopted in accordance with the provisions
                  of Section 242 of the General Corporation Law
                            of the State of Delaware

         Cadiz Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), by its duly authorized officers, hereby certifies as follows:

         FIRST: That the Board of Directors of the Corporation has duly adopted a resolution authorizing the Corporation to reclassify and change each 25 outstanding shares of the Corporation's Common Stock, par value one cent ($0.01) per share, into one (1) share of Common Stock, par value one cent ($0.01) per share.

         SECOND: That, pursuant to authorization by the affirmative vote, in accordance with the provisions of the DGCL, of the holders of a majority of the outstanding voting shares of Common Stock and Preferred Stock of the Corporation entitled to vote thereon at a special meeting of stockholders of the Corporation held on August 21, 2003, the Certificate of Incorporation of the Corporation be amended by adding a new paragraph to Article FOURTH to read as follows:

                  "C. Each 25 shares of the Common Stock, par value one cent ($0.01) per share, of the Corporation issued and outstanding or held in treasury as of 12:01 a.m. Los Angeles time on December 15, 2003 (the "Effective Time") shall be reclassified as and changed into one share of Common Stock, par value one cent ($0.01) per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by 25 shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the average of the high and low sales prices (as adjusted to reflect the reverse stock split) of the Common Stock as last reported in the OTC U.S. Market immediately prior to the Effective Time."

         THIRD:  That  the  amendment  to  the   Corporation's   Certificate  of
Incorporation set forth herein has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by Keith Brackpool, its Chairman and Chief Executive Officer, on this 15th day of December, 2003.


                                        By:   /s/ Keith Brackpool
                                            ----------------------------------
                                              Chief Executive Officer


ATTEST:


By:  /s/ Jennifer Hankes Painter
    -----------------------------------
               Secretary